Exhibit (e)(3)

CONFIDENTIALITY AGREEMENT

THIS AGREEMENT, made effective as of March 5, 2008 (the “Effective Date”), by and between CV Therapeutics, Inc., with principal place of business at 3172 Porter Drive, Palo Alto, CA 94304 (“CVT”), and Gilead Sciences, Inc., with principal place of business at 333 Lakeside Drive Foster City, CA 94404 (“Gilead”), to assure the protection and preservation of the confidential and proprietary nature of information to be disclosed or made available by or on behalf of the disclosing party hereunder (the “Disclosing Party”) to the receiving party hereunder (the “Receiving Party”), is entered into in connection with the following facts and circumstances:

WHEREAS, the parties desire to assure the confidential status of such information disclosed by CVT regarding its business and operations including but not limited to CVT’s proprietary compound ranolazine, second generation compounds thereof and CVT’s proprietary compound CVT-6883 (the “CVT Subject Matter”), and by Gilead regarding its business and operations including but not limited to Gilead’s research and development, sales and marketing capabilities and strategies (the “Gilead Subject Matter”), in the course of discussions between the parties regarding a potential corporate partnering relationship;

NOW THEREFORE, in consideration of the following undertakings, the parties hereby agree as follows:

1. Subject to the other terms of this Agreement, all information disclosed by or on behalf of the Disclosing Party to the Receiving Party hereunder shall to the extent it relates to the CVT Subject Matter (if disclosed by CVT, its representatives or affiliates) or to the Gilead Subject Matter (if disclosed by Gilead), be deemed to be “Proprietary Information” of the Disclosing Party, whether disclosed by or on behalf of the Disclosing Party hereunder in oral, written, graphic or electronic form. Subject to the other terms of this Agreement, such Proprietary Information of the Disclosing Party shall include the Disclosing Party’s technical, research, financial, business, commercial, personnel or operational information, and/or ideas, trade secrets, know-how, procedures, strategies or plans; provided, however, that, Gilead shall not disclose the chemical structures of any of its proprietary compounds to CVT.

2. “Proprietary Information” of the Disclosing Party shall not be deemed to include information which the Receiving Party can demonstrate by competent evidence: (a) was in the public domain when disclosed by the Disclosing Party to the Receiving Party or subsequently becomes public through no act or failure to act on the part of the Receiving Party in breach of this Agreement; (b) was already known by the Receiving Party when disclosed by the Disclosing Party; (c) was or is furnished to the Receiving Party by a third party not bound by any confidentiality obligation or other restriction on disclosure with respect to such information; or (d) is independently developed by the Receiving Party without any reference to or other use of any Proprietary Information of the Disclosing Party.

3. The Receiving Party shall maintain in trust and confidence, and shall not disclose to any third party except with the Disclosing Party’s express prior written consent, any and all Proprietary Information of the Disclosing Party, and shall use any and all Proprietary Information of the Disclosing Party only for purposes of the parties’ discussions hereunder. The Receiving Party’s obligations of confidentiality and non-use under this Agreement shall remain in effect for five (5) years from the Effective Date. The Receiving Party further agrees not to use the Proprietary Information of the Disclosing Party for competitive purposes or to obtain any commercial advantage with respect to the Disclosing Party. No rights or licenses to Proprietary Information of either party or to any trademark, invention, copyright, patent, patent application, intellectual property or other property of the either party are implied or granted under this Agreement. Nothing herein shall be construed to obligate either party to enter into any further agreements with the other party. Each party understands and acknowledges that any Proprietary Information is being or will be provided by the Disclosing Party without any representation or warranty, express or implied, as to its accuracy or completeness.

4. The Receiving Party agrees to protect the Proprietary Information of the Disclosing Party with at least the same degree of care used to protect its own proprietary information from unauthorized use or disclosure. Without the Disclosing Party’s express prior written consent, the Receiving Party may disclose Proprietary Information of the Disclosing Party to the Receiving Party’s directors, officers, employees, legal counsel, financial advisors and other retained experts and agents (each of which shall be deemed to be within the meaning of the “Receiving Party”) on a need to know basis, provided that (a) the Receiving Party first advises each such director, officer, employee, legal counsel, financial advisor or other retained expert or agent to whom such Proprietary Information is to be disclosed of the confidential nature thereof, and (b) in each case such director, officer, employee, legal counsel, financial advisor or other retained expert or agent is bound by obligations of confidentiality and non-use consistent with and at least as stringent as those set forth in this Agreement.

5. All Proprietary Information (including all copies thereof) of the Disclosing Party shall remain the property of the Disclosing Party. After the Receiving Party’s need for Proprietary Information of the Disclosing Party has expired, upon written request by the Disclosing Party, the Receiving Party shall return to the Disclosing Party all copies of Proprietary Information of the Disclosing Party or shall destroy all copies of such Proprietary Information, including all memoranda, notes, and other writings in any medium prepared by Receiving Party or its experts or agents that include any such Proprietary Information and shall certify in writing to the Disclosing Party such return and/or destruction. Notwithstanding the foregoing, legal counsel for the Receiving Party may retain one copy of such Proprietary Information of the Disclosing Party for archival purposes.

6. Notwithstanding any other provision of this Agreement, disclosure of Proprietary Information of the Disclosing Party shall not be precluded if such disclosure is required under applicable law, regulation or valid order of a court or other governmental body to which the Receiving Party is subject, provided that the Receiving Party shall first have given written notice to the Disclosing Party of the need for such disclosure reasonably in advance so that the Disclosing Party may (if it elects) seek a protective order or other confidential treatment of its Proprietary Information. Notwithstanding the foregoing, any disclosure of Proprietary Information in accordance with this Section 6 (a) shall be limited to that which is reasonably necessary to comply with the terms of such law, regulation, court order or governmental body, and (b) shall in no way alter the confidential nature of such Proprietary Information for all other purposes.

7. Except for any disclosure made in accordance with Section 4 or 6 above, neither party will (and each party will direct its experts and agents not to) disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between CVT and Gilead, or any of the terms, conditions or other facts with respect to any such possible transaction, including the timing or status thereof, unless (a) both parties provide prior written consent to such disclosure or (b) in the opinion of counsel for the party wishing to make such disclosure, such disclosure is required by applicable United States securities laws. If a party proposes to make any disclosure based on the opinion of its counsel, such party will advise the other party in writing in advance and will consult with the other party prior to making such disclosure. The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, any corporation, company, partnership or individual.

8. Gilead acknowledges that it is (a) aware that the United States securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (b) familiar with the Securities Exchange Act of 1934 (the “1934 Act”) and the rules and regulations promulgated thereunder and agrees that it will neither use, nor cause any third party to use, any Proprietary Information of CVT in contravention of the 1934 Act or any such rules and regulations, including Rules 10b-5 and 14e-3.

9. During the 36-month period commencing on the date of this Agreement (the “Standstill Period”), without the prior written consent of CVT, Gilead shall not, nor shall it permit its affiliates (as defined in Rule 405 under the Securities Act of 1933, “Affiliates”) to: (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights or options to acquire any voting securities of CVT; (b) propose to enter into any merger or business combination involving CVT or to purchase a material portion of the assets of CVT; (c) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the 1934 Act), or seek to advise or influence any person or entity with respect to the voting of, any voting securities of CVT; (d) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any voting securities of CVT; (e) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of CVT; or (f) take any action which would or would reasonably be expected to require CVT to make a public announcement regarding the possibility of a business combination, merger or other change of control transaction with Gilead. The Standstill Period shall immediately terminate in the event that: (a) CVT publicly announces that it has entered into an agreement with any person or group which provides for (i) the acquisition by such person or group of more than 50% of the common stock of CVT or all or substantially all the assets of CVT or (ii) any merger, consolidation or similar business combination involving CVT and such person or group including any transaction or series of related transactions which would result in the stockholders of CVT immediately prior to the transaction owning less than 50% of the voting power in CVT or an entity acquiring CVT immediately following the transaction or series of related transactions (each, a “Third Party Acquisition”), or (b) the board of directors of CVT recommends that stockholders of CVT tender their shares or vote in favor of a Third Party Acquisition; or (c) any person or group acquires beneficial ownership of more than 50% of the outstanding common stock of CVT or publicly announces an intention to engage in a negotiated Third Party Acquisition. The expiration of the Standstill Period will not terminate or otherwise affect any other provision in this Agreement.

10. This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of laws principles. The Receiving Party agrees that money damages would not be a sufficient remedy for any breach of this Agreement by the Receiving Party or its agents or Affiliates, and that in addition to all other remedies available to the Disclosing Party, the Disclosing Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach. This Agreement contains the final, complete and exclusive agreement of the parties relative to the subject matter hereof, and supersedes any and all prior agreements or understandings (oral or written) between the parties with respect to the subject matter hereof. This Agreement may not be changed, modified, amended or supplemented except by mutual written agreement of both parties.

In Witness Whereof, a duly authorized representative of each party has executed this Agreement as of the Effective Date set forth above.

AGREED TO:		AGREED TO:
CV THERAPEUTICS, INC.		GILEAD SCIENCES, INC.

By:	/s/ Lucy J. Billings	By:	/s/ Kevin Young
Name:	Lucy J. Billings	Name:	Kevin Young
Title:	VP Legal, Licensing & Contracts	Title:	EVP, Commercial

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